EXHIBIT 2.13

     STOCK-FOR-STOCK EXCHANGE AGREEMENT

     This Stock-for-Stock Exchange Agreement (the "Agreement"), entered into this 8th day of November 2001, is by, between, and among PayStar Corporation, a Nevada corporation (hereinafter the "Parent Company"), PayStar
Communications, Inc., a Nevada corporation (the "Buyer"), Payphone Management,
Inc., a Washington corporation doing business as Digital Access Communications
(the "Target Company"), and the shareholders of the Target Company whose names and signatures are set forth upon the signature page of this Agreement (the
"Shareholders").

     RECITALS:

A.     The Buyer is a wholly owned subsidiary of the Parent Company, the stock of which is publicly traded on the OTC Bulletin Board.

B.     The Parent Company and the Target Company entered into a letter of intent dated March 1, 2001, whereby the parties agreed to enter into an agreement, the terms of which, as modified herein, are set forth in this
Agreement.

C.     Since March 1, 2001, the Buyer has provided management and other operating assistance to the Target Company and all of the operating revenues and expenses of the Target Company have been consolidated with those of the
Buyer.

D.     In order to finalize the acquisition transaction between the Buyer and the Target Company, the Buyer wishes to acquire, and the Shareholders are willing to sell, all of the outstanding stock of the Target Company in exchange solely for shares of common stock, and options to acquire shares of common stock, of the Parent Company.

E.     The parties hereto intend to qualify such transaction as a tax-free exchange pursuant to Section 368(a)(1)(B) of the Internal Revenue Code of
1986, as amended.

     NOW, THEREFORE, based upon the stated premises, which are incorporated herein by reference, and for and in consideration of the mutual covenants and agreements set forth herein, the mutual benefits to the parties to be derived herefrom, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parent Company, the Buyer, the Target
Company, and the Shareholders approve and adopt this Agreement and mutually covenant and agree with each other as follows:

1.     Stock-For-Stock Exchange Transaction.

1.1     Transfer of Shares of Target Company to Buyer.  On the Closing
Date the Shareholders shall transfer to the Buyer certificates for the number of shares of the common stock of the Target Company described in Schedule "A,"
attached hereto and incorporated herein, which in the aggregate shall represent all of the issued and outstanding shares of the common stock of the
Target Company.

1.2     Issuance of Shares of Parent Company to Shareholders of Target
Company.  In exchange for the transfer of the common stock of the Target
Company pursuant to subsection 1.1. hereof, the Buyer shall on the Closing
Date and contemporaneously with such transfer of the common stock of the
Target Company to it by the Shareholders issue and deliver to the Shareholders the number of shares of common stock of the Buyer specified on Schedule "A"
hereof.

1.3     Additional Shares; Registration Rights.  As additional
consideration for the exchange of the shares by Ken Cheatham and Don Truman, two of the Shareholders, the Parent Company shall issue 450,000 shares of common stock each to such persons. The Parent Company shall provide piggyback registration rights for 250,000 of such shares each. Contemporaneous with the closing, the Parent Company, Mr. Cheatham and Mr. Truman shall enter into a
Registration Rights Agreement in the form attached hereto as Exhibit 1.3 and incorporated herein.

1.4     Hold Parties Harmless for Vehicle Lease Payments.  From and after the date of
Closing, the Parent Company and the Buyer, jointly and severally, shall hold harmless Ken Cheatham, Don Truman, and Chuck Truman, the Shareholders, from any Liabilities of the Target Company listed on Schedule B of this Agreement.

1.5     Effective Closing Date.  The effective Closing Date of this
Agreement shall be September 30, 2001.

2.     Representations and Warranties of the Shareholders.  Each of the
Shareholders, for himself and not for any other Shareholder, represents and warrants to the Parent Company and the Buyer as set forth below.  These representations and warranties are made as an inducement for the Parent
Company and the Buyer to enter into this Agreement and, but for the making of such representations and warranties and their accuracy, the Parent Company and the Buyer would not be parties hereto.

2.1     Ownership of Stock.

a.     Each of the Shareholders is the record and beneficial owner and holder of the number of fully paid and nonassessable shares of the common stock of the Target Company listed in Schedule "A" hereto as of the date hereof and will continue to own such shares of the common stock of the Target
Company until the delivery thereof to the Buyer and the Parent Company on the
Closing Date and all such shares of common stock are or will be on the Closing
Date owned free and clear of all liens, encumbrances, charges and assessments of every nature and subject to no restrictions with respect to transferability.  Neither the shares, nor any interest therein has been assigned, hypothicated, or pledged by the Shareholder.  Each of the
Shareholders currently has, and will have at Closing, full power and authority to dispose, assign, and transfer his shares of the Target Company in accordance with the terms hereof.  Each of the Shareholders currently has, and will have at Closing, full power and authority to vote his shares of the
Target Company, without restriction of any kind.

b.     Except for this Agreement, there are no outstanding options, contracts, calls, commitments, agreements or demands of any character relating to the common stock of the Target Company listed in Schedule "A" and owned by each of the Shareholders.

2.2     Accuracy of All Statements Made by the Shareholders.  No
representation or warranty by the Shareholders in this Agreement, nor any statement, certificate, schedule, or exhibit hereto furnished or to be furnished by or on behalf of the Shareholders pursuant to this Agreement, nor any document or certificate delivered to the Parent Company or the Buyer by the Shareholders pursuant to this Agreement or in connection with actions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading.

3.     Representations and Warranties of the Target Company.  The Target
Company represents and warrants to the Parent Company and the Buyer as set forth below.  These representations and warranties are made as an inducement for the Parent Company and the Buyer to enter into this Agreement and, but for the making of such representations and warranties and their accuracy, the
Parent Company and the Buyer would not be parties hereto.

3.1     Organization and Authority.  The Target Company is a corporation duly organized, validly existing and in good standing under the laws of the
State of Washington with full power and authority to enter into and perform the transactions contemplated by this Agreement.  The Target Company does not have any subsidiaries or own any interest in any other entity.

3.2     Capitalization.  As of the date of this Agreement and through the
Closing Date, the Target Company will have 10,000 shares of common stock issued and outstanding.  All of the shares have been duly authorized and validly issued and will be fully paid and nonassessable.  There are no options, warrants, debentures, conversion privileges, or other rights, agreements, or commitments obligating the Target Company to issue or to transfer from treasury any additional shares of capital stock of any class.
Schedule "A" accurately sets forth all of the shareholders of the Target
Company and the number of shares held by each Shareholder.

3.3     Brokers or Finders. The Target Company has not entered into any agreement, whether oral or written, or arrangement with any agent, broker, investment banker, financial advisor or other firm or person, which would entitle such person to any brokers' or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this
Agreement.

3.4     Performance of This Agreement.  The execution and performance of this Agreement and the transfer of stock contemplated hereby have been authorized by the board of directors of the Target Company.

3.5     Financial Information.  Schedule "B" which is attached hereto and incorporated herein sets forth as of September 30, 2001, a true and correct list of all assets and liabilities of the Target Company in accordance with generally acceptable accounting principals.  Management of the Target Company has maintained the financial books and records of the Target Company such that the Target Company could obtain without unreasonable effort an audit opinion of the Target Company's financial statements from inception through September
30, 2001.

3.6     Operating Equipment Fit for Use. The operating equipment and property included with the assets set forth in Schedule "B" are fit for use in the business of the Target Company as presently conducted and (i) are each in good repair and operating condition, normal wear and tear excepted; (ii) have been maintained in accordance with normal industry practice; (iii) are suitable for the uses to which customarily put in the conduct of the Target Company'
business; (iv) are not operated in violation of any applicable laws, permits, or contracts; and (v) are not leased or on loan to any third party.

3.7     Clients and Customers.  In connection with the relationships between the Target Company and its customers and suppliers, (i) there has been no material dispute between the Target Company and any customer or supplier; (ii)
Target Company has not been advised by any customer or supplier that such party intends to, or would, cancel or otherwise terminate its business relationship with the Target Company for any reason whatsoever (including, without limitation, as a result of the announcement or consummation of a transaction of the type contemplated by this Agreement or any similar transaction), nor does the Target Company believe that any such cancellation or other such termination would occur or that there is any reasonable basis to expect that such a termination or cancellation would occur; and (iii) Target
Company has not been advised by any customer or supplier, and Target Company has no reasonable basis to believe, that any customer or supplier would contract with a party other than Target Company upon expiration of the current contractual relationship between the Target Company and such customer or supplier.

3.8     Liabilities.  There are no material liabilities of the Target Company, whether accrued, absolute, contingent or otherwise, which arose or relate to any transaction of the Target Company, its agents or servants occurring prior to September 30, 2001, which are not disclosed by or reflected in Schedule
"B." As of the date hereof, there are no known circumstances, conditions, happenings, events or arrangements, contractual or otherwise, which may hereafter give rise to liabilities, except in the normal course of business of the Target Company.

3.9     Absence of Certain Changes or Events.  Except as set forth in this Agreement, since September 30, 2001, there has not been, and as of the
Closing Date there will not be, (i) any material adverse change in the business, operations, properties, level of inventory, assets, or condition of the Target Company; (ii) any damage, destruction, or loss to the Target Company
(whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets, or conditions of the Target Company;
or (iii) any liabilities in addition to those set forth in Schedule "B" in excess of  an aggregate amount of $1,000, except liabilities entered into in the ordinary course of business.

3.10     Litigation.  To the best knowledge and reasonable belief of the
Target Company, there are no legal, administrative or other proceedings, investigations or inquiries, product liability or other claims, judgments, injunctions or restrictions, either threatened, pending, or outstanding against or involving the Target Company, or its assets, properties, or business, nor does the Target Company know, or have reasonable grounds to know, of any basis for any such proceedings, investigations or inquiries, product liability or other claims, judgments, injunctions or restrictions.  In addition, there are no material proceedings existing, pending or reasonably contemplated to which any officer, director, or affiliate of the Target
Company or as to which any of  the Shareholders is a party adverse to the
Target Company or has a material interest adverse to the Target Company.

3.11     Taxes.  All federal, state, foreign, city, county and local income, profits, franchise, occupation, property, sales, use, gross receipts and other taxes (including any interest or penalties relating thereto) and assessments which are due and payable have been duly reported to the appropriate taxing agency and all tax returns of any kind required to be filed have been filed by the Target Company.  Except as set forth in Schedule "B"
all such taxes have been fully paid and discharged by the Target Company, and there are no unpaid taxes which are, or could become a lien on the properties and assets of the Target Company, except as provided for in Schedule "B", or have been incurred in the normal course of business of the Target Company since that date. There are no disputes as to taxes of any nature payable by the Target Company.

3.12     Disclosure. All material facts relating to the business or condition of the Target Company have been disclosed to Parent Company and the
Buyer in connection with this Agreement.

3.13     Accuracy of All Statements Made by the Target Company.  No
representation or warranty by the Target Company in this Agreement, nor any statement, certificate, schedule, or exhibit hereto furnished or to be furnished by or on behalf of the Target Company pursuant to this Agreement, nor any document or certificate delivered to the Parent Company or the Buyer by the Target Company pursuant to this Agreement or in connection with actions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading.

4.     Representations and Warranties of the Parent Company and the Buyer.
The Parent Company and the Buyer, severally and not jointly, represent and warrant to the Target Company and to the Shareholders as set forth below.
These representations and warranties are made as an inducement for the Target
Company and the Shareholders to enter into this Agreement and, but for the making of such representations and warranties and their accuracy, the Target
Company and the Shareholders would not be parties hereto.

4.1     Organization and Good Standing.  The Parent Company and the Buyer
are corporations duly organized, validly existing and in good standing under the laws of the State of Nevada with full power and authority to enter into and perform the transactions contemplated by this Agreement.

4.2     Performance of This Agreement.  The execution and performance of this Agreement and the issuance of stock contemplated hereby have been authorized by the boards of directors of the Parent Company and the Buyer.

4.3     Legality of Shares to be Issued.  The shares of common stock of the Parent Company to be issued by the Parent Company pursuant to this
Agreement, when so issued and delivered, will have been duly and validly authorized and issued by the Parent Company and will be fully paid and nonassessable.

4.4     Accuracy of All Statements Made by the Buyer.  No representation or warranty by the Parent Company or the Buyer in this Agreement, nor any statement, certificate, schedule, or exhibit hereto furnished or to be furnished by the Parent Company or the Buyer pursuant to this Agreement, nor any document or certificate delivered to the Target Company or the
Shareholders pursuant to this Agreement or in connection with actions contemplated hereby, contains or shall contain any untrue statement of material fact or omits to state or shall omit to state a material fact necessary to make the statements contained therein not misleading.

5.     Covenants of the Parties.

5.1     Access to Information.

a.     The Parent Company and the Buyer, and their authorized
representatives, shall have full access during normal business hours to all properties, books, records, contracts, and documents of the Target Company, and the Target Company shall furnish or cause to be furnished to the Parent
Company and the Buyer, and their authorized representatives, all information with respect to its affairs and business as the Parent Company or the Buyer may reasonably request.  The Parent Company and the Buyer shall hold, and shall cause its representatives to hold confidential, all such information and documents, other than information that (i) is in the public domain at the time of its disclosure to the Buyer; (ii) becomes part of the public domain after disclosure through no fault of the Buyer; (iii) is known to the Buyer or any of its officers or directors prior to disclosure; or (iv) is disclosed in accordance with the written consent of the Target Company.  In the event this
Agreement is terminated prior to Closing, the Parent Company and the Buyer shall, upon the written request of the Target Company, promptly return all copies of all documentation and information provided by the Target Company hereunder.

b.     The Target Company and its authorized representatives shall have full access during normal business hours to all properties, books, records, contracts, and documents of the Parent Company and the Buyer reasonably related to this transaction, and the Parent Company and the Buyer shall furnish or cause to be furnished to the Target Company and its authorized representatives all information with respect to their affairs and business the Target Company may reasonably request.  The Target Company shall hold, and shall cause its representatives to hold confidential, all such information and documents, other than information that (i) is in the public domain at the time of its disclosure to the Target Company; (ii) becomes part of the public domain after disclosure through no fault of the Target Company;
(iii) is known to the Target Company or any of its officers or directors prior to disclosure; or (iv) is disclosed in accordance with the written consent of the Parent Company and the Buyer.  In the event this Agreement is terminated prior to Closing, the Target Company shall, upon the written request of the
Parent Company or the Buyer, promptly return all copies of all documentation and information provided by the Parent Company or the Buyer hereunder.
Notwithstanding the foregoing, the Buyer shall prohibit its authorized representatives from disclosing any material nonpublic information received either prior to, as of, or from the date of this Agreement.

c.     For a period of five years from the Closing Date, the Parent
Company and the Buyer shall grant to Ken Cheatham, Don Truman, and Chuck
Truman, the Shareholders, the right to inspect any of the books and records of the Target Company existing at the time of closing; provided that each party shall hold confidential all such information and documents, other than information that (i) is in the public domain at the time of its disclosure to
Ken Cheatham,  Don Truman; and Chuck Truman (ii) becomes part of the public domain after disclosure through no fault of such parties; or (iii) is disclosed in accordance with the written consent of the Parent Company and the
Buyer. Notwithstanding the foregoing, Ken Cheatham, Don Truman and Chuck
Truman shall not disclose any material nonpublic information received either prior to, as of, or from the date of this Agreement.

5.2     Actions Prior to Closing.  From and after the date of this
Agreement and until the Closing Date:

          a.     The Target Company shall each carry on its business
diligently and substantially in the same manner as heretofore, and shall not make or institute any unusual or novel methods of purchase, sale, management, accounting or operation, without the prior written consent of the Buyer.

          b.     The Target Company shall not enter into any contract or
commitment, or engage in any transaction not in the usual and ordinary course of business and consistent with its business practices.

          c.     The Target Company shall not amend its articles of
incorporation or bylaws or make any changes in authorized or issued capital stock, except as provided in this Agreement.

          d.     The Target Company shall use its best efforts (without making any commitments on behalf of the company) to preserve its business organization intact.

          e.     The Target Company shall not do any act or omit to do any
act, or permit any act or omission to act, which will cause a material breach of any material contract, commitment, or obligation.

          f.     The Parent Company and the Target Company shall duly comply with all applicable laws as may be required for the valid and effective issuance or transfer of stock contemplated by this Agreement.

          g.     The Target Company shall not sell or dispose of any property or assets, except products sold in the ordinary course of business.

          h.     The Target Company shall promptly notify the Parent Company and the Buyer of any lawsuits, claims, proceedings, or investigations that may be threatened, brought, asserted, or commenced against it, its officers or directors involving in any way the business, properties, or assets of the
Target Company.

5.3     Shareholders' Approval.  Each of the Shareholders, as evidenced by his signature to this Agreement, hereby votes his shares in favor of this
Agreement and the transactions contemplated hereby.

5.4     No Covenant as to Tax or Accounting Consequences.  It is
expressly understood and agreed that neither the Parent Company or the Buyer, nor their officers, directors, attorneys, accountants,  or agents has made any warranty or agreement, expressed or implied, as to the corporate or personal tax or accounting consequences to the Buyer or the Shareholders of the transactions contemplated by this Agreement or the tax or accounting consequences of any action pursuant to or growing out of this Agreement.

5.5     Indemnification.  The Target Company  and the Shareholders,
severally and not jointly, shall indemnify the Parent Company and the Buyer for any loss, cost, expense, or other damage (including, without limitation, attorneys' fees and expenses) suffered by the Parent Company or the Buyer resulting from, arising out of, or incurred with respect to the falsity or the breach of any representation, warranty, or covenant made by the Target Company or the Shareholders herein, and any claims arising from the operations of the
Target Company prior to the Closing Date.  The Parent Company and the Buyer,
severally and not jointly, shall indemnify and hold the Target Company and the
Shareholders harmless from and against any loss, cost, expense, or other damage (including, without limitation, attorneys' fees and expenses) resulting from, arising out of, or incurred with respect to, or alleged to result from, arise out of or have been incurred with respect to, the falsity or the breach of any representation, covenant, warranty, or agreement made by the Parent
Company or the Buyer herein, and any claims arising from the operations of the
Buyer prior to the Closing Date.  The indemnity agreement contained herein shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of any party, for a period of one year from the Closing Date.

5.6     Publicity.  The parties agree that no publicity, release, or other public announcement concerning this Agreement or the transactions contemplated by this Agreement shall be issued by any party hereto without the advance approval of both the form and substance of the same by the Parent, the
Buyer, and the Target Company and their counsel, if any, which approval, in the case of any publicity, release, or other public announcement required by applicable law, shall not be unreasonably withheld or delayed.

5.7     Expenses.  Except as otherwise expressly provided herein, each party to this Agreement shall bear its own respective expenses incurred in connection with the negotiation and preparation of this Agreement, in the consummation of the transactions contemplated hereby, and in connection with all duties and obligations required to be performed by each of them under this
Agreement.

5.8     Further Actions.  Each of the parties hereto shall take all such further action, and execute and deliver such further documents, as may be necessary to carry out the transactions contemplated by this Agreement.

5.9     New Management of the Target Company.  At Closing, the Target
Company shall deliver a board resolution appointing William D. Yotty as a director, president, and chief executive officer of the Target Company.  The
Target Company shall also at Closing tender the resignations of all other officers and directors of the Target Company.

6.     Conditions Precedent to the Parent Company and the Buyer's
Obligations.  Each and every obligation of the Parent Company and the Buyer to be performed on the Closing Date shall be subject to the satisfaction prior thereto of the following conditions:

6.1     Truth of Representations and Warranties.  The representations and warranties made by the Target Company and the Shareholders in this Agreement or given on their behalf hereunder shall be substantially accurate in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the
Closing Date.

6.2     Performance of Obligations and Covenants.  The Target Company and
the Shareholders shall have performed and complied with all obligations and covenants required by this Agreement to be performed or complied with by them prior to or at the Closing.

6.3     Officer's Certificate.  The Parent Company and the Buyer shall have been furnished with a certificate (dated as of the Closing Date and in form and substance reasonably satisfactory to the Parent Company and the
Buyer), executed by an executive officer of the Target Company, certifying to the fulfillment of the conditions specified in subsections 6.1 and 6.2 hereof.

6.4     No Litigation or Proceedings.  There shall be no litigation or any proceeding by or before any governmental agency or instrumentality pending or threatened against any party hereto that seeks to restrain or enjoin or otherwise questions the legality or validity of the transactions contemplated by this Agreement or which seeks substantial damages in respect thereof.

6.5     No Material Adverse Change.  As of the Closing Date there shall not have occurred any material adverse change, financially or otherwise, which materially impairs the ability of the Target Company to conduct its business or the earning power thereof on the same basis as in the past.

6.6     Shareholders' Execution of Agreement.  This Agreement shall have been duly executed and delivered by each of the parties owning in the aggregate all of the outstanding stock of the Target Company as of the Closing
Date.

7.     Conditions Precedent to Obligations of the Target Company and the
Shareholders.  Each and every obligation of the Target Company and the
Shareholders to be performed on the Closing Date shall be subject to the satisfaction prior thereto of the following conditions:

7.1     Truth of Representations and Warranties.  The representations and warranties made by the Parent Company and the Buyer in this Agreement or given on their behalf hereunder shall be substantially accurate in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date.

7.2     Performance of Obligations and Covenants.  The Parent Company and
the Buyer shall have performed and complied with all obligations and covenants required by this Agreement to be performed or complied with by them prior to or at the Closing.

7.3     Officer's Certificate.  The Target Company shall have been furnished with a certificate (dated as of the Closing Date and in form and substance reasonably satisfactory to the Target Company), executed by an executive officer of the Parent Company and the Buyer, certifying to the fulfillment of the conditions specified in subsections 7.1 and 7.2 hereof.

7.4     No Litigation or Proceedings.  There shall be no litigation or any proceeding by or before any governmental agency or instrumentality pending or threatened against any party hereto that seeks to restrain or enjoin or otherwise questions the legality or validity of the transactions contemplated by this Agreement or which seeks substantial damages in respect thereof.

7.5     No Material Adverse Change.  As of the Closing Date there shall not have occurred any material adverse change, financially or otherwise, which materially impairs the ability of the Parent Company or the Buyer to conduct their business.

8.     Securities Law Provisions.  Prior to or at Closing each of the
Shareholders shall complete, execute, and deliver a representation document, in the form attached hereto as Exhibit 8, evidencing the non-public nature of this exchange transaction and compliance with state and federal securities laws.

9.     Dispute Resolution.   Except for an action seeking a temporary
restraining order or injunction, or suit to compel compliance with this dispute resolution process, the Parties agree to use the dispute resolution procedures set forth in this Section 9, with respect to any controversy or claim arising out of or relating to this Agreement or its breach.  For a period of thirty (30) days after notice from either Party, the Parties shall attempt in good faith to resolve the dispute by direct negotiation of representatives of the Parties.  If the Parties do not resolve the dispute within such 30 day period, either Party may request that the other Party agree to submit the matter to mediation with a professional mediation service located in Sacramento, California, selected by the Parties, or, in the alternative, either Party may submit the dispute to binding arbitration in
Sacramento, California, and in accordance with the American Arbitration
Association Rules and Procedures.  The costs of mediation and arbitration, including the fees and expenses of the mediator and/or arbitrator, shall be paid equally by the Parties unless the arbitration or mediation award provides otherwise.  Each Party shall bear the cost of preparing and presenting its case.  The Parties agree that this subsection and the arbitrator's authority to grant relief shall be subject to the United States Arbitration Act, 9
U.S.C. Sections 1-6, et seq. ("USAA"), the provisions of this Agreement, and the ABA-AAA Code of Ethics for Arbitration in Commercial Disputes.  The
Parties agree that the arbitrator shall have no power or authority to make any award that provides for punitive or exemplary damages.  The arbitrator's decision shall be final and binding.  The award may be confirmed and enforced in any court of competent jurisdiction.  All post award proceedings shall be governed by the USAA.

10.     Closing.

10.1     Time and Place.  The Closing of this transaction ("Closing")
shall take place at the offices of the Buyer, 1110 W. Kettleman Lane, Suite
48, Lodi, California, at 10:00 am, on November 9, 2001, or at such other time and place as the parties hereto shall agree upon.  Such date is referred to in this Agreement as the "Closing Date."

10.2     Documents To Be Delivered by the Target Company and the
Shareholders.  At the Closing the Target Company and the Shareholders shall deliver to the Buyer the following documents:

          a.     Certificates for the number of shares of common stock of the
Target Company in the manner and form required by subsection 1.1 hereof.

          b.     The certificate required pursuant to subsection 6.3 hereof.

          c.     A signed consent and/or minutes of the Target Company's
directors and shareholders, if required by law, approving this Agreement and each matter to be approved under this Agreement and appointing new management of the Target Company.

          d.     The resignations of all  other officers and directors of the
Target Company as required by subsection 5.9 hereof.

          e.     The representation forms of each of the Shareholders as
required by Section 8 hereof.

          f.     The Registration Rights Agreements executed by Ken Cheatham and Don Truman.

          g.     Such other documents of transfer, certificates of authority, and other documents as the Buyer may reasonably request.

10.3     Documents To Be Delivered by the Parent Company and the Buyer.
At the Closing the Parent Company and the Buyer shall deliver to the Target
Company and the Shareholders the following documents:

          a.     Certificates for the number of shares of common stock of the
Parent Company as determined in subsection 1.2 hereof.

          b.     Certificates for the number of shares of common stock of the
Parent Company as determined in subsection 1.3 hereof.

          c.     The certificate required pursuant to subsection 7.3 hereof.

          d.     A signed consent of the Parent Company and the Buyer's
directors approving this Agreement and each matter to be approved under this Agreement.

          e.     The Registration Rights Agreements executed by the Parent Company.

          f.     Such other documents of transfer, certificates of authority, and other documents as the Target Company and the Shareholders may reasonably request.

11.     Termination.  This Agreement may be terminated by the Parent Company, the Buyer, or the Target Company by notice to the others if, (i) at any time prior to the Closing Date any event shall have occurred or any state of facts shall exist that renders any of the conditions to its or their obligations to consummate the transactions contemplated by this Agreement incapable of fulfillment, or (ii) on November 30, 2001, if the Closing shall not have occurred.  Following termination of this Agreement no party shall have liability to another party relating to such termination, other than any liability resulting from the breach of this Agreement by a party prior to the date of termination.

12.     Miscellaneous.

12.1     Notices.  All communications provided for herein shall be in writing and shall be deemed to be given or made when served personally or when deposited in the United States mail, certified return receipt requested, addressed as follows, or at such other address as shall be designated by any party hereto in written notice to the other party hereto delivered pursuant to this subsection:

Parent Company and Buyer:          Harry T. Martin, CFO
                                   1110 W. Kettleman Lane Suite 48
                                   Lodi, CA  95240

With Copy to:                      Ronald N. Vance
                                   Attorney at Law
                                   57 West 200 South Suite 310
                                   Salt Lake City, UT 84101

Target Company                    Estate Planning Services
and Shareholders:                 12419 Lewis Street Suite 104
                                  Garden Grove, CA 92840

12.2     Default.  Should any party to this Agreement default in any of the covenants, conditions, or promises contained herein, the defaulting party shall pay all costs and expenses, including a reasonable attorney's fee, which may arise or accrue from enforcing this Agreement, or in pursuing any remedy provided hereunder or by statute.

12.3     Assignment.  This Agreement may not be assigned in whole or in part by the parties hereto without the prior written consent of the other party or parties, which consent shall not be unreasonably withheld.

12.4     Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their heirs, executors, administrators, successors and assigns.

12.5     Partial Invalidity.  If any term, covenant, condition, or
provision of this Agreement or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement or application of such term or provision to persons or circumstances other than those as to which it is held to be invalid or unenforceable shall not be affected thereby and each term, covenant, condition, or provision of this Agreement shall be valid and shall be enforceable to the fullest extent permitted by law.

12.6     Entire Agreement.  This Agreement constitutes the entire
understanding between the parties hereto with respect to the subject matter hereof and supersedes all negotiations, representations, prior discussions, letters of intent, and preliminary agreements between the parties hereto relating to the subject matter of this Agreement.

12.7     Interpretation of Agreement.  This Agreement shall be
interpreted and construed as if equally drafted by all parties hereto.

12.8     Survival of Covenants, Etc.  All covenants, representations, and warranties made herein to any party, or in any statement or document delivered to any party hereto, shall survive the making of this Agreement and shall remain in full force and effect until the obligations of such party hereunder have been fully satisfied.

12.9     Further Action.  The parties hereto agree to execute and deliver such additional documents and to take such other and further action as may be required to carry out fully the transactions contemplated herein.

12.10     Amendment.  This Agreement or any provision hereof may not be changed, waived, terminated, or discharged except by means of a written supplemental instrument signed by the party or parties against whom enforcement of the change, waiver, termination, or discharge is sought.

12.11     Full Knowledge.  By their signatures, the parties acknowledge that they have carefully read and fully understand the terms and conditions of this Agreement, that each party has had the benefit of counsel, or has been advised to obtain counsel, and that each party has freely agreed to be bound by the terms and conditions of this Agreement.

12.12     Headings.  The descriptive headings of the various sections or parts of this Agreement are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

12.13     Counterparts.  This Agreement may be executed in two or more partially or fully executed counterparts, each of which shall be deemed an original and shall bind the signatory, but all of which together shall constitute but one and the same instrument.

12.14     Governing Law.  This Agreement shall be governed by and
construed in accordance with the laws of the State of California without regard to conflict of law principles and will be binding upon and inure to the benefit of the parties and their successors and assigns.

12.15     Exhibits.  As set forth in this Agreement, there are attached hereto, or delivered herewith, the following Exhibits, each of which is incorporated herein by this reference and expressly made a part hereof:

               Exhibit               Description
                 "A"               Number of Shares
                 "B"               List of Assets and Liabilities
                                   as of September 30, 2001

IN WITNESS WHEREOF, the parties hereto executed the foregoing Agreement as of the day and year first above written.

PARENT COMPANY:                     PayStar Corporation

    By
          /s/ William D. Yotty, Chairman

BUYER:                              PayStar Communications, Inc.

    By
         /s/ William D. Yotty, Chairman

TARGET COMPANY:                    Payphone Management, Inc.

    By
        /s/ Charles Truman, President

SHAREHOLDERS:
                                   /s/ Ken Cheatham, Individually

                                   ____________________________________
                                   /s/ Don Truman, Individually

                                   ____________________________________
                                   /s/ Charles Truman, Individually